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Blockstack

June 2019

Blockstack Summit 2019

The 4th annual Blockstack Summit will be held on October 23rd, 2019 in San Francisco. This special one day event will touch on the "Next Evolution of Computing" and feature speakers including Naval Ravikant (AngelList), Neal Stephenson (New York Times bestselling author of Snow Crash and most recently, Fall), Dave Morin (former Co-Founder & CEO of Path and Founder of Slow Ventures), Elizabeth Stark (Co-Founder & CEO, Lightning Labs), Muneeb Ali (Co-Founder & CEO, Blockstack PBC), and more.

→ Register   → Announcement


Neal Stephenson


Naval Ravikant


Elizabeth Stark


Dave Morin

General Pre-Registration Is Open

In April 2019, Blockstack Token LLC publicly filed an offering statement with the SEC to conduct a token offering using the Regulation A+ framework. Upon qualification, the offering is expected to be the first SEC-qualified token offering of its kind. Although the SEC has not yet qualified the offering statement you may now complete pre-registration as a part of the "testing-the-waters" phase of the planned sale of Stacks tokens.

Pre-registering now helps us gauge interest and also verifies your identity, making it easy to complete your purchase if and when the sale is qualified. Completion of pre-registration does not complete the purchase of Stacks tokens and are you are not obligated to purchase the amount of Stacks tokens you indicate during pre-registration, or any Stacks tokens at all.

→ Pre-Register

If you already completed the voucher registration, you don't need to go through the general pre-registration.

Blockstack Whitepaper 2.0

We're pleased to share the Blockstack whitepaper 2.0 which builds on two years of R&D work, peer-reviewed research, and presents a more detailed specification of our technology. The Blockstack whitepaper 2.0 updates the technical architecture and presents two new components: (a) the design of the Stacks blockchain and consensus mechanism, and (b) a new smart contract language that optimizes for predictability and security. → More


Blockstack Technical
Whitepaper v 2.0

→ Whitepaper 2.0

Available in Chinese with more languages to come

Building Apps That Can't Be Evil

The Can't Be Evil Contest ends on **June 30th**. Over $15,000 and more is ready to be won by developers building Blockstack apps
→ Register

Technical Updates

May-June

- Released Stacks wallet v3.0 with ability to transact without a hardware wallet. → More
- Released Blockstack Browser v0.36.2 beta → More
- Developer tools releases, see change logs for details:
  - Release blockstack.js v19.2.0 → More
  - Released Android SDK v0.4.6 → More

- Released iOS SDK v0.6.0 → More

April-May

- Released Blockstack Browser v0.36.1 with a new home page and several bug fixes. → More
- The foundational layer of the Stacks peer network as described in SIP-003 was implemented → More
- The first implementation of the Stacks smart contract Virtual Machine was merged → More
- Developer tools releases, see change logs for details:
  - Released blockstack.js v19.1.0. → More
  - Released Gaia v2.5.3 → More
  - Released Android SDK v0.4.5 → More

→ More on the Forum

Highlighted Upcoming Events

- June 21: Fireside Chat with Coinlist, Zavain Dar of Lux Capital will moderate this open discussion with Muneeb Ali (CEO, Blockstack PBC) and Brittany Laughlin (Head of Investor Relations, Blockstack PBC).
- June 22-24: ZCon, annual privacy conference. Jude Nelson (Blockstack PBC) will represent Blockstack at the event in Croatia.
- June 25-26: Bitcoin 2019, a peer-to-peer conference. Xan Ditkoff (Blockstack PBC) will be judging the hackathon in San Francisco.
- July 18-19: JSCamp, a two-day conference covering JavaScript & modern web tech. Matt Little (Blockstack PBC) will be at the event in Barcelona.
- August 19: Web3 Summit, a single rallying call: to facilitate a fully functional and user-friendly decentralized web. Mark Hendrickson (Blockstack PBC) will represent Blockstack at the event in Berlin.

→ Full Events Calendar

Reading List



Stacks Wallet v3.0.0: Send/Receive Stacks Securely

The new Stacks Wallet (v3.0.0) is available. If you're using the previous version, it's time to upgrade! → Read More



Encrypted Email Service Launches on Blockstack

An encrypted email service that uses Blockstack IDs is hoping to make online privacy tools more accessible, especially in the Middle East. → More on Coindesk


The Stacks Podcast

The Stacks Podcast: Ari Paul

Listen to Ari Paul - the cryptocurrency investor & co-founder of BlockTower Capital and Muneeb Ali, CEO of Blockstack PBC, discuss scalability and more. → Listen Now

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Warning about Phishing Attacks
Please be advised that Stacks tokens will be sold only upon qualification by the SEC, and the tokens do not currently trade on any exchange. Official announcement of SEC approval and sale will be through stackstoken.com or other official Blockstack communication channels. Potential investors should be cautious of phishing attacks and false information about our offering from unauthorized parties.

Rule 255 Legend
This communication may be deemed "testing the waters" material under Regulation A under the Securities Act of 1933. We are not under any obligation to complete an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering

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